Exhibit 99.1

DowDuPont Reports First Quarter 2019 Results

•	1Q19 GAAP EPS from Continuing Operations of $0.23; Adjusted EPS of $0.84

•	1Q19 GAAP Net Income from Continuing Operations of $0.6B; Operating EBITDA of $4.0B

•	Separation of Dow completed on April 1; remain on track for separation of Corteva AgriscienceTM and DuPont on June 1

First Quarter Financial Highlights

•
GAAP earnings per share from continuing operations totaled $0.23, a decline of 51 percent versus the year-ago period of $0.47. Adjusted earnings per share[1] decreased 25 percent to $0.84, compared with the year-ago period of $1.12. Adjusted earnings per share excludes significant items in the quarter totaling net charges of $0.50 per share and an $0.11 per share charge for DuPont amortization of intangible assets. Adjusted earnings per share in the year-ago period excludes significant items totaling net charges of $0.54 per share and an $0.11 per share charge for DuPont amortization of intangible assets.

•	Net sales of $19.6 billion were down 9 percent compared with the year-ago period on lower local price of 4 percent, a 3 percent currency headwind and volume declines of 2 percent.

•	Volume gains of 3 percent in Asia Pacific and 1 percent in EMEA were more than offset by volume declines in U.S. & Canada of 7 percent and in Latin America of 1 percent.

•	Local price increases in Specialty Products and Agriculture of 3 percent and 1 percent respectively, were more than offset by a price decline of 9 percent in Materials Science.

•
GAAP Net Income from Continuing Operations totaled $0.6 billion, down 50 percent versus the year-ago period. Operating EBITDA[1] was $4.0 billion, down 17 percent as compared to the year-ago period. Margin compression in the Materials Science Division, weather-related volume declines in the Agriculture Division and currency headwinds across all Divisions more than offset cost synergies.

•	DowDuPont achieved year-over-year cost synergies of approximately $400 million in the quarter, and since merger close has now delivered more than $2.2 billion of cost savings.

•
The Company returned $2.4 billion to shareholders in the quarter through dividends (~$0.8 billion) and share repurchases (~$1.6 billion). Since merger close, the Company has returned nearly $12.5 billion to shareholders.

“Each business aggressively managed the levers within our control and benefitted from the strong foundations we have put in place in the face of discrete headwinds, including the effects of unprecedented bad weather, margin compression in key value chains, and sluggish auto and smartphone market conditions. Our emphasis on innovation and valued-added, higher margin products enabled us to benefit from stronger pricing in both our Specialty Products and Agriculture Divisions. We also advanced our cost synergies with an additional $400 million of savings in the quarter and we completed our $3 billion share repurchase program, repurchasing $1.6 billion in the quarter,” said Ed Breen, chief executive officer of DowDuPont.

(1)	Adjusted earnings per share and Operating EBITDA are non-GAAP measures. See page 8 for further discussion.

“In 30 days, we expect to complete our journey to create three leading companies in the materials science, agriculture and specialty products industries from the combination of two world-class organizations. I am confident that each of the companies we have created is a compelling investment opportunity in their respective space, with attractive financial characteristics and capital allocation policies, best-in-class cost structures and innovation priorities to accelerate growth. What we have accomplished would not have been possible without our highly talented and experienced leadership teams and their organizations. I want to thank each of my colleagues and wish them well as we move forward as new Dow, Corteva and new DuPont.”

First Quarter Division Highlights

Materials Science

•	Net sales of $10.8 billion, down 10 percent versus the year-ago period.

•	Operating EBITDA of $1.9 billion, down 24 percent versus the same quarter last year.

•	Demand growth in differentiated silicones, polyurethane systems and packaging.

•	Established industry-leading $2.1B annual dividend payout and $3B open share repurchase program.

•	Successfully separated from DowDuPont on April 1.

Performance Materials & Coatings
Performance Materials & Coatings net sales were $2.3 billion, down 2 percent versus the year-ago period. Volume increased 1 percent, with growth in Asia Pacific and EMEA, and price was flat with the year-ago period. Currency decreased sales by 3 percent.

Consumer Solutions sales were flat with the year-ago period as gains in volume and local price were offset by currency headwinds in EMEA and Asia Pacific. The business reported local price and volume increases in all regions for its differentiated silicones products. These gains were partially offset by year-over-year price declines in siloxanes intermediates.

Coatings & Performance Monomers reported a sales decline on lower volume, local price and currency, in part due to shedding of lower margin business and weather-related delays to seasonal demand in the U.S. & Canada and EMEA regions.

Operating EBITDA was $481 million, down 18 percent from operating EBITDA of $586 million in the year-ago period, primarily due to lower prices for siloxanes and shipping restrictions from a Performance Monomers facility in Deer Park, Texas, due to a fire at a nearby third-party storage and terminal facility.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure net sales were $3.4 billion, down 8 percent versus the year-ago period. Volume grew 6 percent, with gains in all regions. Local price declined 11 percent with decreases in all regions and both businesses. Currency decreased sales by 3 percent.

Polyurethanes & CAV sales declined, primarily driven by lower year-over-year isocyanates pricing, which were partially offset by higher volumes in all regions.

Industrial Solutions reported lower sales in all regions, driven by lower local price and currency headwinds in most regions. The business grew volume, driven by gains in EMEA and U.S. & Canada for industrial and oil and gas applications, as well as on strong demand for de-icing fluids, lubricants and fuels.

Equity affiliate losses for the segment were $48 million, compared with equity affiliate income of $149 million in the year-ago period. The year-over-year decline was driven by increased equity affiliate losses from the Sadara joint venture, driven by margin compression in isocyanates products, as well as lower margins for MEG produced by the Kuwait joint ventures.

Operating EBITDA was $448 million, down 31 percent from operating EBITDA of $654 million in the year-ago period. The decline in earnings was primarily due to lower equity affiliate income, as well as margin compression in isocyanates products.

Packaging & Specialty Plastics
Packaging & Specialty Plastics net sales were $5.1 billion, down 15 percent versus the year-ago period. Volume contracted 2 percent, driven primarily by higher ethane feedstock usage in the United States, which reduced sales of Hydrocarbons & Energy co-products. Local price declined 11 percent, driven by reduced polyethylene product prices and lower prices for Hydrocarbons & Energy co-products. Currency decreased sales 2 percent.

The Packaging and Specialty Plastics business grew volume on higher demand in Asia Pacific and EMEA, supported by new capacity adds. End-market growth was led by Industrial & Consumer Packaging and Flexible Food & Specialty Packaging.

Hydrocarbons & Energy volume declined, primarily due to increased ethylene integration from the startup of new downstream assets and higher ethane feedstock usage, which led to reduced co-product production.

Equity affiliate income was $38 million, compared with $59 million in the year-ago period. The decline was driven by lower earnings from the Kuwait joint ventures due to lower polyethylene pricing and increased turnaround costs.

Operating EBITDA was $993 million, down 24 percent from operating EBITDA of $1.3 billion in the year-ago period. Cost synergies, increased supply from growth projects and lower commissioning and startup costs were more than offset by margin compression across polyethylene products and reduced equity affiliate income.

Specialty Products

•
Net sales totaled $5.4 billion; a decline of 3 percent versus the year-ago period. Organic sales were flat with the year-ago period with strength in industrial, medical, life & personal protection, water and health & nutrition end-markets offsetting softness in automotive, smartphones and North America energy markets.

•
Local price increased 3 percent with gains in all regions and most segments. Volumes declined 3 percent with decreases across all regions and most segments. Currency and portfolio were headwinds in the quarter, reducing sales by 2 percent and 1 percent, respectively.

•	Operating EBITDA of $1.6 billion was flat with the year-ago period. Currency headwinds reduced operating EBITDA by 3 percent.

•	Operating EBITDA margins expanded 90 bps as compared to first quarter 2018.

•
Similar market conditions are anticipated in the second quarter. With the expected recovery of automotive and smartphone demand in the second half, the Specialty Products division confirms full-year guidance for net sales of about flat (up 2-3% organic) and operating EBITDA of slightly down (up 3-5% excluding impact of currency, anticipated declines in equity affiliate income and lower non-operating pension/OPEB benefits).

Electronics & Imaging
Electronics & Imaging reported net sales of $1.1 billion, down 7 percent from the year-ago period driven by volume and currency headwinds of 6 percent and 1 percent, respectively. Local price was flat with gains in the U.S. & Canada offset by declines in Asia Pacific and EMEA.

Organic sales growth in the U.S. & Canada and EMEA was more than offset by declines in Asia Pacific. Double-digit volume growth in Display Technologies was more than offset by declines in Interconnect Solutions and Photovoltaic and Advanced Materials. Soft smartphone demand, impacting both Interconnect Solutions and Semiconductor Technologies, and continued weakness in photovoltaics were the primary drivers of the volume decline.

Operating EBITDA for the segment was $385 million, a decrease of 3 percent from $398 million in the year-ago period. A gain on an asset sale and cost synergies were more than offset by higher unit cost, lower volumes and lower equity affiliate income.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.7 billion, down 4 percent from the year-ago period. A 2 percent gain in local price was more than offset by headwinds from currency of 3 percent, volume of 2 percent and portfolio of 1 percent.

Volume gains in Nutrition & Health were more than offset by softer volumes in Industrial Biosciences. Nutrition & Health net volume gains were led by protein solutions and systems & texturants. Despite sequential growth from the fourth quarter 2018, probiotics realized a year-over-year volume decline due to higher than average sales in the first quarter of 2018. Industrial Biosciences volume declines were primarily the result of ongoing challenged conditions in U.S. energy markets negatively impacting demand in bioactives and microbial control.

Operating EBITDA for the segment was $390 million, down 7 percent from operating EBITDA of $418 million in the year-ago period on higher raw materials and a currency headwind, which more than offset cost synergy savings.

Transportation & Advanced Polymers
Transportation & Advanced Polymers reported net sales of $1.4 billion, down 5 percent from the year-ago period. Local price increases of 7 percent were more than offset by 9 percent lower volume and a 3 percent currency headwind.

Organic sales growth in the U.S. & Canada and EMEA was offset by declines in Asia Pacific. Local price increased 7 percent, mainly within Engineering Polymers, reflecting tight polymer supply and higher feedstock costs. Local price improved in all regions, led by Asia Pacific and EMEA.

Volume declined 9 percent due to lower autobuilds year-over-year, continued de-stocking in the channel, and weaker electronics demand. Volume was down in all regions except the U.S. & Canada.

Operating EBITDA for the segment totaled $414 million, a decrease of 5 percent from $437 million in the year-ago period. Higher local price and cost synergies were more than offset by higher raw material costs, lower volumes and currency headwinds.

Safety & Construction
Safety & Construction reported net sales of $1.3 billion, up 2 percent from the year-ago period. Organic sales increased 8 percent driven equally by local price gains and higher volumes. The December 1, 2018 divestiture of the European STYROFOAM™ business reduced sales by 4 percent and currency was a 2 percent headwind.

Volume gains of 4 percent were driven by continued strength across industrial, life & personal protection and medical end markets, resulting in strong growth in the Water Solutions business, Tyvek® protective garments and Kevlar® high-strength materials, more than offsetting continued softness in North America residential construction demand. Volume increased in all regions.

Local price improved 4 percent with gains in all regions and across all lines of business, led by strength in Kevlar® and Nomex® fibers.

Operating EBITDA for the segment totaled $411 million, an increase of 16 percent from $354 million in the year-ago period. Cost synergies, local price gains, and higher volume drove the improvement, which more than offset higher raw material costs and a currency headwind.

Agriculture

•
Net sales of $3.4 billion decreased 11 percent from the year-ago period. In the quarter, volume declined 7 percent, price increased 1 percent, and currency was a headwind of 5 percent, largely driven by the Euro, other Eastern European currencies and the Brazilian Real.

•
In the United States, the effects of flooding in the western corn belt, as well as cold and wet weather throughout the rest of the country, delayed seed shipments into the second quarter and decreased sales of early season crop protection products. Volume declined 23 percent in the U.S. in the quarter and price was about flat relative to the year-ago period.

•	Volume and price growth were generally strong outside of the U.S.

◦	Volume increased 7 percent in EMEA, 7 percent in Asia Pacific, and 1 percent in Latin America. Volume in Canada declined 2 percent.

◦	Price increased 6 percent in Latin America, 7 percent in Asia Pacific, 8 percent in Canada, and 1 percent in EMEA.

•
Operating EBITDA of $667 million decreased 25 percent from the year-ago period, driven by the impact of decreased sales in the corn belt, which are expected to be largely recovered in the second quarter. Synergy benefits were more than offset by higher input costs and negative currency impacts.

Sales in Crop Protection decreased 5 percent with increased price of 3 percent more than offset by 2 percent lower volume and currency headwinds of 6 percent. All regions outside North America delivered strong volume gains. Severe weather-related disruptions in North America drove an overall net volume decrease of 2 percent. Volume gains in EMEA, Latin America and Asia Pacific were driven by strength in the insecticide portfolio.

Sales in Seeds decreased 15 percent. Volume decreased 10 percent, primarily driven by weather in the corn belt, delaying seed deliveries into the second quarter. Volume in the U.S. & Canada was also impacted by early deliveries of seed in the fourth quarter of 2018. Volume increases in EMEA were largely driven by favorable weather leading to a strong corn season. Currency negatively impacted sales by 5 percent and pricing was about flat.

The Agriculture division confirms full year guidance of operating EBITDA of about $2.8 billion. Sales are expected to be flat with organic sales up low single digits percent. The division expects to overcome the first half decline through realization of price and volume opportunities on high demand products and new product launches and accelerated cost synergy delivery, resulting in an improvement in second half performance versus prior year.

Conference Call
The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

Dow will also hold a conference call for the first quarter of 2019, at 9 a.m. ET, to discuss the Materials Science Division’s financial results within DowDuPont as well as Dow’s outlook.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of the future Corteva AgriscienceTM and DuPont, which are expected to separate on June 1, 2019, creating two strong, independent, publicly traded companies in the agriculture and specialty products sectors, respectively. Each will lead their industry through productive, science-based innovation to meet the needs of customers and help solve global challenges. DowDuPont completed the separation of the Materials Science business through the spin-off of Dow Inc. (NYSE: Dow) on April 1, 2019. For more information, please visit us at www.dow-dupont.com.

Contact Information:

DuPont
Investors: Lori Koch lori.d.koch@dupont.com +1 302-999-5631	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Dow
Investors: Neal Sheorey nrsheorey@dow.com +1 989-636-6347	Media: Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090

Corteva
Investors: Megan Britt megan.britt@corteva.com +1 302-996-8881	Media: Gregg Schmidt gregg.m.schmidt@corteva.com +1 302-996-8368

Cautionary Statement Regarding Forward Looking Statements
This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to varying degrees, uncertain, including statements about the Corteva Distribution. Forward-looking statements, including those related to DowDuPont’s ability to complete, or to make any filing or take any other action required to be taken to complete, the Corteva Distribution, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements also involve risks and uncertainties, many of which that are beyond DowDuPont’s control. Some of the important factors that could cause DowDuPont’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) ability and costs to achieve all the expected benefits from the Dow Distribution and the intended Corteva Distribution (ii) restrictions under intellectual property cross license agreements entered into or to be entered into in connection with the Corteva Distribution and the Dow Distribution; (iii) ability to receive third-party consents required under the Separation Agreement entered into in connection with the Corteva Distribution and the Dow Distribution; (iv) non-compete restrictions under the Separation Agreement entered into in connection with the Corteva Distribution and the Dow Distribution; (v) the incurrence of significant costs in connection with the Corteva Distribution and the Dow Distribution, including increased costs from supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DowDuPont; (vi) risks outside the control of DowDuPont which could impact the decision of the DowDuPont Board of Directors to proceed with the Corteva Distribution, including, among others, global economic conditions, instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile foreign currency exchange rates, tax considerations, other challenges that could affect the global economy, specific market conditions in one or more of the industries of the businesses proposed to be separated, and changes in the regulatory or legal environment and the requirement to redeem $12.7 billion of DowDuPont notes if the Corteva Distribution is abandoned or delayed beyond May 1, 2020; (vii) potential liability arising from fraudulent conveyance and similar laws in connection with the Corteva Distribution and/or the Dow Distribution; (viii) disruptions or business uncertainty, including from the Corteva Distribution, could adversely impact DowDuPont’s business or financial performance and its ability to retain and hire key personnel; (ix) uncertainty as to the long-term value of DowDuPont common stock; (x) potential inability to access the capital markets; and (xi) risks to DowDuPont’s business, operations and results of operations from: the availability of and fluctuations in the cost of feedstocks and energy; balance of supply and demand and the impact of balance on prices; failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including trade disputes and retaliatory actions; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for DowDuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DowDuPont’s intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks are and will be more fully discussed in DowDuPont’s current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s or Corteva, Inc.’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DowDuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of DowDuPont’s 2018 Annual Report on Form 10-K.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 14. DowDuPont does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort.

These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Adjusted earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items and the after-tax impact of amortization expense associated with DuPont's intangible assets. Although amortization of DuPont's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

Organic Sales: Net Sales on an organic basis excludes impacts of currency and portfolio.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings segment, the Industrial Intermediates & Infrastructure segment and the Packaging & Specialty Plastics segment; and for Specialty Products is based on the combined results of the Electronics & Imaging segment, the Nutrition & Biosciences segment, the Transportation & Advanced Polymers segment and the Safety & Construction segment. The Corporate segment is not included in the division metrics. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

Trademarks
The Dow Diamond, DuPont Oval logo, DuPont™, the DowDuPont logo and all products, unless otherwise noted, denoted with ™, ℠ or ® are trademarks, service marks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. or their respective affiliates.

DowDuPont Inc.
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2019	Mar 31, 2018
Net sales	$19,649	$21,510
Cost of sales	14,726	16,315
Research and development expenses	717	768
Selling, general and administrative expenses	1,672	1,714
Amortization of intangibles	474	474
Restructuring and asset related charges - net	287	262
Integration and separation costs	813	457
Equity in earnings of nonconsolidated affiliates	26	257
Sundry income (expense) - net	248	115
Interest expense and amortization of debt discount	454	350
Income from continuing operations before income taxes	780	1,542
Provision for income taxes on continuing operations	209	389
Income from continuing operations, net of tax	571	1,153
Loss from discontinued operations, net of tax	—	(5)
Net income	571	1,148
Net income attributable to noncontrolling interests	51	44
Net income available for DowDuPont Inc. common stockholders	$520	$1,104

Per common share data:
Earnings per common share from continuing operations - basic	$0.23	$0.47
Loss per common share from discontinued operations - basic	—	—
Earnings per common share - basic	$0.23	$0.47
Earnings per common share from continuing operations - diluted	$0.23	$0.47
Loss per common share from discontinued operations - diluted	—	—
Earnings per common share - diluted	$0.23	$0.47

Weighted-average common shares outstanding - basic	2,250.1	2,317.0
Weighted-average common shares outstanding - diluted	2,259.2	2,334.3

DowDuPont Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	Mar 31, 2019	Dec 31, 2018
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2019: $109; 2018: $82)	$11,543	$13,482
Marketable securities	119	134
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2019: $204; 2018: $191)	13,963	12,376
Other	4,783	4,963
Inventories	16,604	16,621
Other current assets	2,236	2,027
Total current assets	49,248	49,603
Investments
Investment in nonconsolidated affiliates	4,687	5,204
Other investments (investments carried at fair value - 2019: $1,797; 2018: $1,699)	2,791	2,701
Noncurrent receivables	415	477
Total investments	7,893	8,382
Property
Property	75,958	75,343
Less accumulated depreciation	40,383	39,495
Net property (variable interest entities restricted - 2019: $718; 2018: $734)	35,575	35,848
Other Assets
Goodwill	58,948	59,032
Other intangible assets (net of accumulated amortization - 2019: $7,865; 2018: $7,414)	30,467	30,965
Deferred income tax assets	1,853	1,724
Deferred charges and other assets	5,801	2,476
Total other assets	97,069	94,197
Total Assets	$189,785	$188,030
Liabilities and Equity
Current Liabilities
Notes payable	$2,995	$2,165
Long-term debt due within one year	4,009	637
Accounts payable:
Trade	8,333	9,457
Other	3,735	3,656
Income taxes payable	836	857
Accrued and other current liabilities	8,672	7,943
Total current liabilities	28,580	24,715
Long-Term Debt (variable interest entities nonrecourse - 2019: $43; 2018: $75)	34,966	37,662
Other Noncurrent Liabilities
Deferred income tax liabilities	5,229	5,435
Pension and other postretirement benefits - noncurrent	15,626	15,909
Asbestos-related liabilities - noncurrent	1,133	1,142
Other noncurrent obligations	10,153	6,988
Total other noncurrent liabilities	32,141	29,474
Stockholders' Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2019: 2,358,630,709 shares; 2018: 2,352,430,301 shares)	24	24
Additional paid-in capital	82,125	81,960
Retained earnings	29,764	30,536
Accumulated other comprehensive loss	(12,364)	(12,394)
Unearned ESOP shares	(105)	(134)
Treasury stock at cost (2019: 112,316,990 shares; 2018: 83,452,554 shares)	(7,000)	(5,421)
DowDuPont's stockholders' equity	92,444	94,571
Noncontrolling interests	1,654	1,608
Total equity	94,098	96,179
Total Liabilities and Equity	$189,785	$188,030

DowDuPont Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended
In millions (Unaudited)	Mar 31, 2019	Mar 31, 2018
Agriculture	$3,397	$3,808
Performance Materials & Coatings	2,255	2,304
Industrial Intermediates & Infrastructure	3,402	3,715
Packaging & Specialty Plastics	5,110	6,010
Electronics & Imaging	1,078	1,153
Nutrition & Biosciences	1,659	1,720
Transportation & Advanced Polymers	1,355	1,425
Safety & Construction	1,322	1,299
Corporate	71	76
Total	$19,649	$21,510
U.S. & Canada	$7,014	$7,909
EMEA [1]	6,269	6,919
Asia Pacific	4,639	4,790
Latin America	1,727	1,892
Total	$19,649	$21,510

Net Sales Variance by Segment, Geographic Region and Division	Three Months Ended Mar 31, 2019
	Local Price & Product Mix	Currency	Volume	Portfolio / Other	Total
Percent change from prior year
Agriculture	1%	(5)%	(7)%	—%	(11)%
Performance Materials & Coatings	—	(3)	1	—	(2)
Industrial Intermediates & Infrastructure	(11)	(3)	6	—	(8)
Packaging & Specialty Plastics	(11)	(2)	(2)	—	(15)
Electronics & Imaging	—	(1)	(6)	—	(7)
Nutrition & Biosciences	2	(3)	(2)	(1)	(4)
Transportation & Advanced Polymers	7	(3)	(9)	—	(5)
Safety & Construction	4	(2)	4	(4)	2
Total	(4)%	(3)%	(2)%	—%	(9)%
U.S. & Canada	(4)%	—%	(7)%	—%	(11)%
EMEA [1]	(3)	(6)	1	(1)	(9)
Asia Pacific	(4)	(2)	3	—	(3)
Latin America	(6)	(2)	(1)	—	(9)
Total	(4)%	(3)%	(2)%	—%	(9)%
Agriculture	1%	(5)%	(7)%	—%	(11)%
Materials Science	(9)	(2)	1	—	(10)
Specialty Products	3	(2)	(3)	(1)	(3)
Total	(4)%	(3)%	(2)%	—%	(9)%

1.	Europe, Middle East and Africa.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment [1]	Three Months Ended
In millions (Unaudited)	Mar 31, 2019	Mar 31, 2018
Agriculture	$667	$891
Performance Materials & Coatings	481	586
Industrial Intermediates & Infrastructure	448	654
Packaging & Specialty Plastics	993	1,301
Electronics & Imaging	385	398
Nutrition & Biosciences	390	418
Transportation & Advanced Polymers	414	437
Safety & Construction	411	354
Corporate	(170)	(168)
Total	$4,019	$4,871

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment [2]	Three Months Ended
In millions (Unaudited)	Mar 31, 2019	Mar 31, 2018
Agriculture	$—	$(1)
Performance Materials & Coatings	—	—
Industrial Intermediates & Infrastructure	(48)	149
Packaging & Specialty Plastics	38	59
Electronics & Imaging	29	48
Nutrition & Biosciences	4	3
Transportation & Advanced Polymers	2	3
Safety & Construction	7	5
Corporate	(6)	(9)
Total	$26	$257

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended
In millions (Unaudited)	Mar 31, 2019	Mar 31, 2018
Income from continuing operations, net of tax	$571	$1,153
+ Provision for income taxes on continuing operations	209	389
Income from continuing operations before income taxes	$780	$1,542
+ Depreciation and amortization	1,519	1,484
- Interest income [3]	75	55
+ Interest expense and amortization of debt discount	454	350
- Foreign exchange gains (losses), net [3,4]	(11)	(98)
- Significant items	(1,330)	(1,452)
Operating EBITDA [1]	$4,019	$4,871

1.
The Company uses Operating EBITDA as its measure of profit/loss for segment reporting. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

2.	Does not exclude the impact of significant items.

3.	Included in "Sundry income (expense) - net."

4.	Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate during 2018.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$780	$520	$0.23
Less: Significant items
Inventory step-up amortization	(205)	(171)	(0.08)	Cost of sales
Integration and separation costs	(813)	(670)	(0.30)	Integration and separation costs
Restructuring and asset related charges - net	(288)	(252)	(0.11)	Restructuring and asset related charges - net ($287 million); Equity in earnings of nonconsolidated affiliates ($1 million)
Loss on divestiture [4]	(24)	(24)	(0.01)	Sundry income (expense) - net
Total significant items	$(1,330)	$(1,117)	$(0.50)
Less: DuPont amortization of intangibles	(320)	(253)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$2,430	$1,890	$0.84

Significant Items Impacting Results for the Three Months Ended Mar 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,542	$1,109	$0.47
Less: Significant items
Inventory step-up amortization	(703)	(618)	(0.26)	Cost of sales
Integration and separation costs	(457)	(356)	(0.15)	Integration and separation costs
Restructuring and asset related charges - net	(262)	(205)	(0.09)	Restructuring and asset related charges - net
Gain on the sale of business/entity [5]	20	15	0.01	Sundry income (expense) - net
Income tax related items [6]	(50)	(109)	(0.05)	Sundry income (expense) - net ($50 million); Provision for income taxes on continuing operations ($71 million)
Total significant items	$(1,452)	$(1,273)	$(0.54)
Less: DuPont amortization of intangibles	(315)	(249)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$3,309	$2,631	$1.12
1. "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted."
4. Reflects a $24 million loss related to Historical Dow’s sale of a joint venture related to synergy actions.
5. Reflects a $20 million pretax gain related to Historical Dow's sale of its equity interest in MEGlobal.
6. Related to effects of U.S. Tax Reform. Impacts include a $50 million pretax foreign exchange loss ($38 million after-tax) related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate.